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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RE/MAX HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RE/MAX Holdings, Inc.

5075 S. Syracuse St.

Denver, CO 80237

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 5, 2016

March 24, 2016

Dear Stockholder,

We cordially invite you to attend our 2016 Annual Meeting of Stockholders, to be held on Thursday, May 5, 2016 at 3:00 p.m. (Mountain Time) at the Denver Marriott Tech Center, located at 4900 S. Syracuse St., Denver, Colorado 80237.

We are holding the meeting for the following purposes, which are described in more detail in the proxy statement:

1.	to elect four directors to our Board of Directors;
2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;
3.	to vote on a stockholder proposal, if properly presented at the meeting; and
4.	to transact any other business as may properly come before the meeting or before any adjournment or postponement thereof.

Only stockholders of record as of the close of business on March 7, 2016 will be entitled to attend or vote at the annual meeting.

We will take advantage of the rules of the Securities and Exchange Commission that allow us to furnish our proxy materials over the internet. As a result, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders rather than a full paper set of the proxy materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the internet, as well as instructions on how stockholders may obtain a paper copy of our proxy materials. This process substantially reduces the costs associated with printing and distributing proxy materials. To make it easy to vote, internet and telephone voting are available. The instructions for voting are on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, on the proxy card.

If you hold your shares through a bank, broker or other holder of record, please follow the voting instruction you received from the holder of record.

Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting.

Please feel free to contact our investor relations department at (303) 224-5458 or investorrelations@remax.com if you have any questions about voting or attending the meeting.

By Order of tophe Board of Directors

Adam Lindquist Scoville, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON MAY 5, 2016: The Company’s Proxy Statement and Annual

Report on Form 10-K for the fiscal year ended December 31, 2015 are also available at http://materials.proxyvote.com/75524W.

RE/MAX HOLDINGS, INC.

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 5, 2016

GENERAL INFORMATION

RE/MAX Holdings, Inc. (“RE/MAX Holdings”) is making this proxy statement available to its stockholders on or about March 24, 2016 in connection with the solicitation of proxies by the Board of Directors for the RE/MAX Holdings 2016 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Thursday, May 5, 2016 at 3:00 p.m. (Mountain Time) at the Denver Marriott Tech Center, located at 4900 S. Syracuse St., Denver, Colorado 80237. As a stockholder of RE/MAX Holdings, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this proxy statement.

RE/MAX Holdings is a holding company. Its only business is to act as the sole manager of RMCO, LLC, a Delaware limited liability company (“RMCO”). RE/MAX Holdings was formed in June 2013 and completed an initial public offering of its Class A common stock on October 7, 2013 (the “IPO”). Our Class A common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “RMAX.”

In this proxy statement, “we,” “our,” “us” and the “Company” refer collectively to RE/MAX Holdings, RMCO, and RMCO’s subsidiaries.

Below are answers to common questions stockholders may have about the Annual Meeting.

What are the Proxy Materials?

The “Proxy Materials” are this proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2015 (the “Annual Report”). If you request printed versions of the Proxy Materials, you will also receive a proxy card.

Why did I receive a one-page notice instead of a full set of Proxy Materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing Proxy Materials to many of our stockholders on the internet, rather than mailing printed copies. If you received a one-page notice by mail, you will not receive a printed copy of the Proxy Materials unless you request one. Instead, the notice will instruct you how to access and review the Proxy Materials on the internet. If you would like a printed copy of the Proxy Materials, please follow the instructions on the notice.

What items are scheduled to be voted on at the Annual Meeting?

There are three proposals to be voted on at the Annual Meeting:

1.	the election of four directors to our Board of Directors;
2.	the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and
3.	to consider a stockholder proposal, if properly presented at the Annual Meeting.

We may also transact any other business as may properly come before the Annual Meeting or before any adjournment or postponement thereof.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

FOR each of the nominees to the Board of Directors (Proposal 1);

FOR the ratification of the appointment of KPMG as our independent registered public accounting firm (Proposal 2); and

AGAINST the stockholder proposal.

Could other matters be decided at the Annual Meeting?

Our bylaws require that we receive advance notice of any proposals to be brought before the Annual Meeting by our stockholders. We have not received any such proposals, other than the shareholder proposal described below, which matter is to be decided at the Annual Meeting. We do not anticipate any other matters will come before the Annual Meeting. If any other matter comes before the Annual Meeting, the proxy holders appointed by our Board of Directors will have discretion to vote on those matters.

Who may vote at the meeting?

Holders of Class A common stock and holders of Class B common stock as of the close of business on March 7, 2016 (the “Record Date”) may vote at the Annual Meeting.

How many votes do I have?

Holders of Class A common stock are entitled to one vote per share of Class A common stock held as of the Record Date. Holders of Class B common stock are entitled to two votes for each common unit in RMCO owned by such holder as of the Record Date, regardless of the number of Class B shares owned.

As of the Record Date, there were 17,584,351 shares of Class A common stock outstanding, which will each carry one vote and one share of Class B common stock outstanding, which will carry 25,119,200 votes.

What vote is required for each proposal?

For the election of directors, each director must be elected by a plurality of the votes cast. This means that the four nominees receiving the largest number of “for” votes will be elected as directors. We do not have cumulative voting.

The ratification of the Company’s independent registered public accounting firm, the stockholder proposal, and any other proposals that may come before the Annual Meeting will be determined by the majority of the votes cast.

How are abstentions and broker non-votes counted?

Abstentions (shares present at the meeting in person or by proxy that are voted “abstain”) and broker non-votes (explained below) are counted for the purpose of establishing the presence a quorum at the Annual Meeting but are not counted as votes cast.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are a stockholder of record.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do stockholders of record vote?

There are four ways for stockholders of record to vote:

•

Via the internet. You may vote via the internet by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Notice of Internet Availability of Proxy Materials.

•	By telephone. You may vote by phone by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.
•

By mail. If you requested that Proxy Materials be mailed to you, you will receive a proxy card with your Proxy Materials. You may vote by filling out and signing the proxy card and returning it in the envelope provided.

•	In person. You may also vote your shares in person by completing a ballot at the Annual Meeting.

How do beneficial owners of shares held in street name vote?

There are four ways for beneficial owners of shares held in street name to vote:

•	Via the internet. You may vote via the internet by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Internet Availability of Proxy Materials.
•	By telephone. You may vote by phone by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.
•

By mail. If you requested that Proxy Materials be mailed to you, you may vote by filling out the card you received from the organization holding your shares and returning it as instructed by that organization.

•

In person. If you wish to vote in person at the meeting, you will first need to obtain a legal proxy from the organization that holds your shares. You should contact that organization to obtain a legal proxy.

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy before the Annual Meeting by delivering to the Company’s Corporate Secretary a written notice stating that a proxy is revoked, by signing and delivering a proxy bearing a later date, by voting again via the internet or by telephone or by attending and voting in person at the Annual Meeting.

Street name stockholders who wish to change their votes should contact the organization that holds their shares.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain “routine” proposals but cannot vote on other proposals. Proposal 2 (ratification of the Company’s independent registered public accounting firm) is a “routine” proposal. Proposal 1 (election of directors) and Proposal 3 (stockholder proposal) are not considered “routine” proposals. If you hold shares in street name and do not vote on Proposal 1 and Proposal 3, your shares will be counted as “broker non-votes.”

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Members of our Board of Directors and officers and employees may solicit proxies by mail, telephone, fax, email, or in person. We will not pay directors, officers, or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks, or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

What do I need to do if I want to attend the meeting?

You will need to provide evidence that you are a stockholder as of the Record Date. This can be a copy of your proxy card or a brokerage statement showing your shares. You should also bring photo identification. If you hold your shares in street name and wish to vote in person at the meeting, you will need to contact the organization that holds your shares in order to obtain a legal proxy from that organization.

Where can I find voting results?

Final voting results from the Annual Meeting will be filed with the SEC on a Current Report on Form 8-K within four business days of the Annual Meeting.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

Some banks, brokers, and nominees may be participating in the practice of “householding” Proxy Materials. This means that only one copy of our Proxy Materials to stockholders may have been sent to multiple stockholders in your household. If you hold your shares in street name and want to receive separate copies of the Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker, or other nominee who holds your shares.

Upon written or oral request, the Company will promptly deliver a separate copy of the Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Proxy Materials, you can contact our investor relations department at (303) 224-5458, investorrelations@remax.com or 5075 S. Syracuse St., Denver, CO 80237.

Whom should I contact if I have additional questions?

You can contact our investor relations department at (303) 224-5458, investorrelations@remax.com or 5075 S. Syracuse St., Denver, CO 80237. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will vote to elect the four nominees named in this Proxy Statement as Class III directors. Each of the Class III directors elected at the Annual Meeting will hold office until the 2019 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated David Liniger, Richard Covey, Daniel Predovich, and Teresa Van De Bogart to serve as Class III directors for terms expiring at the 2019 Annual Meeting of Stockholders. Daryl Jesperson currently serves as a Class III director but this will be his final term on the Board, with his service ending at the Annual Meeting. The Board thanks Mr. Jesperson for his many contributions to RE/MAX over the past 40 years.

The persons named as proxies will vote to elect Messrs. Liniger, Covey, and Predovich and Ms. Van De Bogart unless a stockholder indicates that his or her shares should be withheld with respect to one or more of such nominees.

In the event that any nominee for Class III director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. We do not expect that any of the nominees will be unavailable or will decline to serve.

RECOMMENDATION OF THE BOARD: The Board of Directors recommends that you vote FOR each of the nominees for the Board of Directors in this Proposal 1.

CORPORATE GOVERNANCE

Executive Officers and Directors

The following table sets forth certain information about our executive officers and directors as of the date of this proxy statement.

Name	Age	Position
David L. Liniger	70	Chief Executive Officer, Chairman, and Co-Founder
Gail A. Liniger	70	Vice Chair and Co-Founder
Geoffrey D. Lewis	58	President
Karri R. Callahan	38	Co-Chief Financial Officer
David M. Metzger	60	Co-Chief Financial Officer
Adam M. Contos	44	Chief Operating Officer
Richard O. Covey	69	Director
Kathleen J. Cunningham	69	Director
Joseph A. DeSplinter	62	Director
Roger J. Dow	69	Director
Ronald E. Harrison	80	Director
Daniel J. Predovich	68	Director
Christine M. Riordan	51	Director
Teresa S. Van De Bogart	60	Director Nominee

Executive Officers

David L. Liniger is our Chief Executive Officer, Chairman, and Co-Founder. He has been a director of RE/MAX Holdings since July 2013. He was a member of RMCO’s Board of Managers from April 2010 until our IPO in October 2013, at which time RMCO ceased to have a Board of Managers. Mr. Liniger has been Chairman of the Company’s Board of Directors or Board of Managers since 1974. He has served in a variety of leadership roles within the RE/MAX organization over the past 43 years, including Chief Executive Officer since December 31, 2014. Mr. Liniger is married to Gail Liniger, who serves as our Vice Chair and is a Co-Founder. Mr. Liniger was selected to our Board of Directors because of his role in founding our company and his intimate knowledge of our company and the real estate industry.

Gail A. Liniger is our Vice Chair and Co-Founder. She has been a director of RE/MAX Holdings since July 2013. She was a member of RMCO’s Board of Managers from April 2010 until our IPO in October 2013, at which time RMCO ceased to have a Board of Managers. Mrs. Liniger is married to David Liniger, who serves as our Chief Executive Officer, Chairman, and Co-Founder. Mrs. Liniger became a Vice President of RE/MAX in 1973, Executive Vice President in 1978 and President in 1979. In 1991, she was named Chief Executive Officer and in 2002 became Vice Chair of the Board of Managers. Mrs. Liniger was selected to our Board of Directors because of her role in founding our company with Mr. Liniger and her intimate knowledge of our company and the real estate industry.

Geoffrey D. Lewis has served as our President since May 2015. Prior to becoming President, Mr. Lewis served as our Chief Legal and Compliance Officer. Mr. Lewis joined RE/MAX in 2004 as Senior Vice President, General Counsel, in 2005 became Senior Vice President, Chief Legal Officer and in 2013 became Executive Vice President, Chief Legal and Compliance Officer. Mr. Lewis was previously with the law firm of Jones Day. Subsequent to that, he was Vice President and General Counsel of American Health Properties, Inc., and Senior Vice President, Corporate Development and General Counsel for Hyster-Yale, Inc.

Karri R. Callahan is Co-Chief Financial Officer, a position she has held since January 15, 2016.  Beginning on March 31, 2016, she will serve as Chief Financial Officer. Ms. Callahan joined RE/MAX in April 2013 as Senior Manager of SEC Reporting and was promoted to Vice President, Corporate Controller in June 2014. She served as the Company’s Acting Chief Accounting Officer from November 6, 2014 to January 26, 2015 and as Acting Chief Financial Officer from December 31, 2014 through January 26, 2015. These temporary appointments were the result of a leave of absence that Mr. Metzger took due to a family emergency. Prior to joining RE/MAX, Ms. Callahan worked at Ernst & Young, LLP, most recently as Senior Manager, since 2008.

David M. Metzger is Co-Chief Financial Officer. Mr. Metzger previously served as Chief Operating Officer and Chief Financial Officer. Mr. Metzger joined RE/MAX in 2007 as our Chief Financial Officer, and was named Chief Operating Officer in 2011. Mr. Metzger has an extensive and varied background as an attorney and a Certified Public Accountant, with more than 25 years of experience in the corporate financial arena. Mr. Metzger has previously worked for a large bank holding company on the East Coast in the areas of auditing and corporate finance, Piper and Marbury (now known as DLA Piper), and Semmes, Bowen & Semmes, specializing in ERISA and corporate tax matters. Pursuant to the separation and transition agreement discussed below under “—Executive Compensation,” Mr. Metzger intends to resign from his position with the Company on March 31, 2016.

Adam M. Contos is our Chief Operating Officer. Mr. Contos has held a variety of leadership positions with RE/MAX since joining the Company in 2004. He served as Senior Vice President, Marketing from February 2015 through January 2016, as Vice President, Business Development, from February 2014 until February 2015, as Vice President, Region Development, from August 2013 through February 2014 and as Regional Vice President from 2005 through August 2013.

Our Board of Directors

Our Board of Directors currently consists of ten members. Our Board of Directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Below is biographical information about each nominee and each director, including other public company board memberships.

Nominees for Director With Terms That Will Expire in 2019 (Class III Directors):

Richard O. Covey was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served on the Company’s Board of Directors or Board of Managers since 2005. Mr. Covey is a retired U.S. Air Force officer and former NASA astronaut. Between October 2007 and March 2010, he was President and Chief Executive Officer of United Space Alliance, LLC. He has been a director and member of the Executive Committee of the Astronaut Scholarship Foundation since May 2013. Mr. Covey was selected to our Board of Directors because of his leadership insight and his experience in management roles.

David L. Liniger is our Chief Executive Officer, Chairman, and Co-Founder. Further information about Mr. Liniger can be found above under “—Executive Officers.”

Daniel J. Predovich was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served as a member of the Company’s Board of Directors or Board of Managers since 2005. Mr. Predovich is a Certified Public Accountant, a Certified Fraud Examiner, Certified in Financial Forensics and a Certified Information Technology Professional. Since 1986, he has been the President of Predovich & Company. He previously served as president and as a member of the Board of Governors, Colorado chapter of the Association of Certified Fraud Examiners. He was selected to our Board of Directors because of his extensive experience and knowledge in accounting and financial matters.

Teresa S. Van De Bogart has been nominated to the serve on the Board of Directors of RE/MAX Holdings. Ms. Van De Bogart currently serves as Vice President – Global IT Solution Delivery for Molson Coors Brewing Company, a position she has held for over four years. She has been an IT vice president for over 10 years in other IT roles. She previously served in various other roles at Coors Brewing Company including procurement and finance. Ms. Van De Bogart was selected to our Board because of her information technology background and experience as a senior leader in a public company.

Directors Whose Terms Will Expire in 2017 (Class I Directors):

Roger J. Dow was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served as a member of the Company’s Board of Directors or Board of Managers since 2005. Since January 1, 2005, he has been the President and Chief Executive Officer of the U.S. Travel Association. He previously served in various roles at Marriott International, including as Senior Vice President, Global Sales. He is currently a director of Forbes Travel Guide. Mr. Dow was selected to our Board of Directors because of his particular knowledge of and experience in strategic planning and leadership of complex organizations.

Ronald E. Harrison was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served on the Company’s Board of Directors or Board of Managers since 2005. Since 2004, Mr. Harrison has been Chief Executive Officer and Managing Director of Harrison & Associates LLC. Prior to that, he served in various roles over his 40 years with PepsiCo, Inc., including as Senior Vice President, External Relations, and Special Assistant to the Chairman until April 2004. Mr. Harrison is currently the Chair Emeritus of the Diversity Institute of the International Franchise Association’s Education Foundation. He served as the International Franchise Association’s Chairman in 1999. He was selected to our Board of Directors because of his vast experience in leadership roles of complex organizations and knowledge in strategic planning.

Joseph A. DeSplinter was appointed to the Board of Directors of RE/MAX Holdings in February 2016. Mr. DeSplinter was a partner with Ernst & Young for nearly 30 years prior to his retirement in 2014. In that role, he advised clients in many industries, including real estate and technology. Mr. DeSplinter has served as a member of the Board of Directors and Chairman of the Audit Committee of Adolfson & Peterson Construction Company since June 2015. Mr. DeSplinter was selected to our Board because of his strong financial background and vast experience advising public companies.

Directors Whose Terms Will Expire in 2018 (Class II Directors):

Kathleen J. Cunningham was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and was a member of RMCO’s Board of Managers from February 2013 until our IPO in October 2013, at which time RMCO ceased to have a Board of Managers. Ms. Cunningham has been retired since 2009. From October 2005 to May 2009, she was Chief Financial Officer of Novatix Corporation. She was previously Chief Financial Officer at Webroot Software and US WEST Information Systems. She has been a board member of Q Advisors, LLC since 2003. Previously, she served on the boards of Chileno Bay LLC from December 2011 to October 2013, The Assist Group from June 2011 to March 2013 and Novatix Corporation from 2005 to 2009. Ms. Cunningham was selected to our Board of Directors because of her particular knowledge of and experience in finance, capital structure, and board governance practices of other major organizations.

Gail A. Liniger is our Vice Chair and Co-Founder. Further information about Mrs. Liniger can be found above under “—Executive Officers.”

Christine M. Riordan was appointed to the Board of Directors of RE/MAX Holdings in January 2015. Ms. Riordan has served as President of Adelphi University since July 2015. Prior to that, she served as Executive Advisor, Provost, and Professor of Management at the University of Kentucky from July 2013 to July 2015. From 2008 to June 2013 she served as the Dean and Professor of Management at the Daniels College of Business at the University of Denver. She has been a member of the board of directors of Beyond Blue Corporation since 2013. She was selected to our Board of Directors due to her expertise in leadership development, team performance, and diversity management, and her broad business experience.

Controlled Company Status

RIHI, Inc. (“RIHI”) controls a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” under the corporate governance standards of the NYSE. As a controlled company, exemptions from the NYSE standards mean that we are not required to comply with certain corporate governance requirements, including the requirements that:

•	a majority of our Board of Directors consists of “independent directors,” as defined under the rules of the NYSE;
•	we have a Nominating and Corporate Governance Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•	we have a Compensation Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These exemptions do not modify the independence requirements for our Audit Committee and we comply with the applicable requirements of the Sarbanes-Oxley Act and rules with respect to our Audit Committee.

Director Independence

The Board of Directors has reviewed its composition, the composition of its committees, and the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board of Directors has determined that each of Richard Covey, Kathleen Cunningham, Joseph DeSplinter, Roger Dow, Ronald Harrison, Daryl Jesperson, and Christine Riordan is an “independent director” under applicable NYSE standards and that each such director has no relationships with the Company that would interfere with such director’s exercise of independent judgment in carrying out his or her responsibilities as a director of the Company.

Board of Directors Leadership Structure

The Board believes it is important to retain the flexibility to determine whether it is in the best interest of the Company and its stockholders to have the same person serve as both Chief Executive Officer and Chairman or whether the roles should be separated based on the circumstances at any given time. Mr. Liniger currently serves as both Chief Executive Officer and Chairman. The Board has determined that having Mr. Liniger serve in both of these roles provides for clear leadership on Company strategy and operations. The Board periodically reviews its leadership structure and may make changes in the future. The Board has appointed Richard Covey as Lead Director. In that capacity, Mr. Covey presides over meetings of the independent directors and acts as a conduit between independent directors and Company management.

Board of Directors Role in Risk Oversight

Risk management is primarily the responsibility of the Company’s management. However, the Board believes that oversight of risk management is one its fundamental responsibilities. The Audit Committee is primarily responsible for oversight of the quality and integrity of the Company’s financial reporting process, internal controls over financial reporting, and the Company’s compliance programs. The Compensation Committee is responsible for reviewing compensation-related risks. The Nominating and Corporate Governance Committee is responsible for oversight of the Company’s corporate governance programs, including the code of ethics and business conduct. Management regularly reports to the Board and its committees on the risks that the Company may face and the steps that management is taking to mitigate those risks.

Board and Committee Meetings; Annual Meeting Attendance

During 2015, our Board held eight meetings. The Board’s committees held the following number of meetings: Audit Committee, five; Compensation Committee, three; Nominating and Corporate Governance Committee, six. During 2015, each director attended at least 75% of the total number of meetings of the Board and committees on which he or she serves. The Board meets from time to time in executive sessions of non-management directors. Mr. Covey, the Lead Director, presides over such meetings.

We have no formal policy with respect to director attendance at annual meetings of stockholders; however, we encourage all directors to attend annual meetings of stockholders. Eight directors attended the 2015 annual meeting of stockholders.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, which have the composition and responsibilities described below.

Audit Committee

The Audit Committee is responsible for, among other matters: (i) appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm; (ii) discussing with our independent registered public accounting firm the independence of its members from our management; (iii) reviewing with our independent registered public accounting firm the scope and results of their audit; (iv) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (v) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (vi) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements; (vii) establishing procedures for the confidential and/or anonymous submission of concerns regarding questionable accounting, internal controls, auditing matters, or anything else that appears to involve financial or other wrongdoing; and (viii) reviewing and approving related party transactions.

Our Audit Committee currently consists of Kathleen Cunningham (Chair), Joseph DeSplinter, Roger Dow, Ronald Harrison, and Christine Riordan. Our Board of Directors has affirmatively determined that each of the Audit Committee members meets the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and NYSE rules.

Our Board of Directors has determined that each of Kathleen Cunningham and Joseph DeSplinter qualifies as an “Audit Committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our investor relations website, accessible through our principal corporate website at www.remax.com. The content of our web site is not incorporated in this proxy statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (i) reviewing key employee compensation goals, policies, plans, and programs; (ii) reviewing and approving the compensation of our directors and executive officers; (iii) oversight of compensation of other officers; (iv) administering the Company’s equity compensation program; (v) reviewing and approving employment agreements and other similar arrangements between us and our officers; and (vi) appointing and overseeing any compensation consultants.

The Compensation Committee currently consists of Richard Covey (Chair), Ronald Harrison, and Gail Liniger. As a controlled company, we rely upon the exemption from the requirement that we have a Compensation Committee composed entirely of independent directors. Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our investor relations website, accessible through our principal corporate website at www.remax.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters: (i) identifying and evaluating potential candidates for Board membership and making recommendations to the Board regarding qualified individuals to become members of our Board of Directors; (ii) overseeing the organization of our Board of Directors to discharge the Board’s duties and responsibilities properly and efficiently; and (iii) developing and recommending to our Board of Directors a set of corporate governance guidelines and principles.

The Nominating and Corporate Governance Committee currently consists of Daryl Jesperson (Chair), Kathleen Cunningham, and Daniel Predovich. A new Chair of the committee is expected to be appointed following Mr. Jesperson’s departure from the Board. As a controlled company, we rely upon the exemption from the requirement that we have a Nominating and Corporate Governance Committee composed entirely of independent directors. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our investor relations website, accessible through our principal corporate website at www.remax.com.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for evaluating potential candidates and making recommendations to the Board of Directors with respect to candidates to be nominated to serve as directors. The Nominating and Corporate Governance Committee has no specific or minimum qualifications for nominees, other than those necessary to meet specific requirements under SEC rules or NYSE standards. Among the qualifications the Nominating and Corporate Governance Committee may consider are personal and professional integrity; exceptional ability and judgment; broad experience in business, finance, or administration; familiarity with the real estate or franchising industries; ability to serve the long-term interest of our stockholders; sufficient time to devote to the Board duties; and ability to provide continuing service and promote stability. The Nominating and Corporate Governance Committee does not have a formal policy regarding diversity; however, the Board believes that it is important that the Board be comprised of directors with diverse backgrounds, viewpoints, and experiences.

The Nominating and Corporate Governance Committee welcomes the Company’s stockholders to nominate candidates for Board membership. The committee will consider any such nominee in the same manner in which it evaluates other potential nominees, so long as the recommendation is submitted in accordance with the Company’s bylaws and the committee’s charter. A summary of these requirements is set forth below.

The nomination should contain the following information with respect to the nominee:

•	the candidate’s name, age, business address, and home address;
•

the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held within the past five years), personal references, and service on boards of directors or other positions the candidate currently holds or has held during the past three years;

•	the class and number of shares of the Company the candidate beneficially owns;
•	any potential conflicts of interest that may prevent or otherwise limit the candidate from serving as an effective Board member; and
•	any other pertinent information about the candidate and his or her qualifications.

Further, nominations should contain the following information about the stockholder making the recommendation:

•	the name and record address of the stockholder; and
•	the class and number of shares of the Company beneficially owned by the stockholder and the period of time the shares have been held.

Stockholder nominations should be submitted to the Company’s Corporate Secretary at the Company’s headquarters. Stockholder nominations may be made at any time. However, in order for a candidate to be included in the slate of director nominees for approval by stockholders in connection with a meeting of stockholders and for information about the candidate to be included in the Company’s proxy materials for such a meeting, the stockholder must submit the information set forth above and other information reasonably requested by the Company within the timeframe set forth in Exchange Act Rule 14a-8. Further information about this timeframe can be found below under “Information Regarding Stockholder Proposals.”

Communication with the Board of Directors

Any stockholder or other interested party who would like to communicate with the Board of Directors, the Chairman, the Lead Director, the independent directors as a group, or any specific member or members of the Board of Directors should send such communications to the attention of our Corporate Secretary at 5075 S. Syracuse St., Denver, CO 80237. Communications should contain instructions on which member or members of the Board the communication is intended for. In general, such communication will be forwarded to the intended recipients. However, the Corporate Secretary may, in his discretion, decline to forward any communications that are abusive, threatening, or otherwise inappropriate.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving on our Board of Directors.

Code of Business Conduct and Code of Ethics

We have adopted a code of ethics and business conduct applicable to all employees and a supplemental code of ethics applicable to our principal executive, financial, and accounting officers and all persons performing similar functions. A copy of each code is available on our investor relations website, accessible through our principal corporate website at www.remax.com. We expect that any amendments to either code, or any waivers of their requirements, that apply to our directors or executive officers will be disclosed to the extent required by applicable law or NYSE listing requirements.

Corporate Governance Guidelines

We have adopted corporate governance guidelines that provide a framework for corporate governance. The corporate governance guidelines address, among other matters, selection of directors, director responsibility, director access to management, director compensation, information about the Board and its committees, director orientation and continuing education, management succession, and evaluation of the Board. The corporate governance guidelines are available on our investor relations website, accessible through our principal corporate website at www.remax.com.

Stock Ownership Guidelines

We believe that ownership of RE/MAX Holdings stock helps align the interests of our directors and executive officers with those of stockholders. To encourage stock ownership our Board of Directors has adopted stock ownership guidelines applicable to directors and certain members of management. The stock ownership guidelines provide a minimum share ownership level for directors and certain officers based on a multiple of base salary or cash retainer. The multiples are as follows: Chief Executive Officer: five times base salary; President, Chief Financial Officer and Chief Operating Officer: two times base salary; other officers subject to the guidelines: one times base salary; non-employee directors: three times base cash retainer. If an officer or director is below the thresholds of the guidelines, the officer or director may not sell more than one half of the after-tax portion of equity awards (other than those that were vested at the time of our IPO).

Transactions Involving Company Stock

Our insider trading policy prohibits all officers, employees, and directors from engaging in any of the following activities without the prior written consent of the Board of Directors or the Chief Compliance Officer: pledging Company stock, entering into hedging transactions involving Company stock, short sales of Company stock, and trading in derivative securities related to Company stock.

EXECUTIVE COMPENSATION

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we have reduced disclosure obligations regarding executive compensation compared to companies that are not emerging growth companies and we are exempt from the requirement of holding advisory “say-on-pay” votes on executive compensation. Under the JOBS Act, we will remain an emerging growth company until the earliest of (1) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more; (2) the last day of the fiscal year following the fifth anniversary of the completion our IPO; (3) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (4) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

Summary Compensation Table

The following table presents information regarding compensation earned by or awards to our named executive officers during fiscal years 2015 and 2014.

							Non-Equity
					Stock		Incentive Plan		All Other
		Salary		Bonus	Awards		Compensation		Compensation
Name and Principal Position	Fiscal Year	($)		($)	($)		($)		($)		Total ($)
David L. Liniger	2015	—	(1)	—	—		—		—		—
Chief Executive Officer, Chairman, and Co-Founder	2014	—		—	—		—		—		—
Geoffrey D. Lewis	2015	489,083		—	350,051	(2)	319,700	(3)	17,114	(4)	1,175,948
President	2014	473,800		—	—		71,000		13,489		558,289
David M. Metzger	2015	575,000		60,000	270,016	(2)	367,655	(3)	20,523	(4)	1,293,194
Co-Chief Financial Officer	2014	575,000		—	—		172,500		13,299		760,799
Vincent J. Tracey	2015	320,769		10,000	274,857	(5)	—		552,192	(6)	1,157,818
Former President	2014	503,928		—	—		75,589		12,731		592,248

(1)	We discontinued paying a salary to Mr. Liniger at the time of our IPO in October 2013.
(2)

Reflects the grant date fair value of restricted stock units granted to each named executive officer, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 12 to our audited consolidated financial statements in our Annual Report.

(3)

Reflects the cash awards that our named executive officers received under our 2015 RE/MAX Performance Incentive Plan (the “2015 Bonus Plan”) for fiscal 2015 performance. The 2015 Bonus Plan was a cash based incentive compensation program adopted pursuant to the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan. It was designed to motivate and reward annual performance for eligible employees, including our named executive officers. Under the 2015 Bonus Plan, the threshold, target, and stretch levels for each eligible employee’s bonus opportunity are based upon the achievement of specified company results with respect to corporate EBITDA, as defined in the 2015 Bonus Plan. In addition to the corporate EBITDA target, some of the eligible employees, including named executive officers, have individualized performance goals and, for those employees, the payment and amount of any bonus was dependent upon the extent to which such employee achieves these goals.

(4)	Reflects matching contributions made under our 401(k) plan and dividend equivalents paid in cash upon settlement of restricted stock units.
(5)	Reflects the fair value of the restricted stock units that vested on an accelerated basis pursuant to the retirement agreement with Mr. Tracey described below.
(6)

Reflects matching contributions made under our 401(k) plan and dividend equivalents paid in cash upon settlement of restricted stock units. Also includes the following pursuant to the retirement agreement with Mr. Tracey described below: salary continuation (approximately $503,000), and continued benefits (approximately $25,000).

Narrative Disclosure to Summary Compensation Table

Determination of Executive Compensation

The Compensation Committee is responsible for determining the compensation of the Chief Executive Officer and other executive officers and is responsible for oversight of the compensation of other officers and employees. The Compensation Committee is also responsible for administering the Company’s equity compensation program. The Compensation Committee delegates authority to make equity grants to a sub-committee comprised only of independent directors when necessary to comply with applicable securities laws.

Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the amount and form of compensation for named executive officers other than himself. His recommendation is based on Company performance and individual performance, relative to goals that Company management has set.

The Compensation Committee, pursuant to its charter, has the authority to engage advisers to assist the committee in carrying out its duties. The Compensation Committee has engaged Compensia, Inc. to provide compensation data on other companies and recommendations on executive compensation, including bonuses and equity grants. Compensia, Inc. has also provided data and recommendations regarding director compensation.

Employment Agreements and Separation Agreements

Employment agreements with certain of our named executive officers are described below. We also entered into a retirement agreement with our former president and a separation and transition agreement with our Co-Chief Financial Officer, which are described below.

Geoffrey D. Lewis

We entered into an employment agreement with Mr. Lewis on July 1, 2010. Mr. Lewis’s employment agreement provides for an initial term through July 1, 2011, but is automatically renewed for one year periods on each anniversary date of the agreement. Pursuant to his employment agreement, Mr. Lewis is entitled to an annual base salary, which is reviewed annually, and is eligible to receive an annual performance-based bonus. Mr. Lewis’s current base salary under the employment agreement is $500,000. Additionally, the agreement provides that Mr. Lewis is eligible for tax adjustment “gross-up” payments in the event that Mr. Lewis becomes entitled to any amount that is determined to be subject to a tax penalty.

If Mr. Lewis’s employment is terminated (i) by us other than for cause, death, or disability (each as defined in the agreement), or (ii) by Mr. Lewis for good reason (as defined in the agreement), he is entitled to severance benefits consisting of (a) all payments and benefits which have been earned but not yet provided, (b) payments equal to 12 months of base salary paid on our regular payroll schedule, (c) any declared bonus payment that has not yet been paid to be provided in a lump sum within 30 days of termination, and (d) continued standard employee benefits for 12 months, including but not limited to, life insurance, medical insurance, and dental insurance.

Additionally, Mr. Lewis is entitled to a stay-on bonus in the event that he remains actively employed by us for a 12-month period immediately following the date of a change in control (as defined in the agreement). The stay-on bonus is to be determined in the successor’s discretion, but in no event will it be less than three months’ base salary as of the day before the change in control.

Mr. Lewis agreed that during his employment with us and the 12 months following the termination of his employment, he will not, directly or indirectly, on his own behalf or on behalf of others, solicit or recruit, or attempt to solicit or recruit, any person employed by us to end their employment, or to provide services to Mr. Lewis or to any other business that directly competes with us in the areas of franchising real estate brokerages, real estate brokerage, insurance brokerage or any other defined business in which we are engaged. Additionally, during this period, he has agreed not to directly or indirectly solicit any of our clients that he has had direct or indirect contact with or any of our franchisees to cease doing business with us or to otherwise do business with his or any directly competing entity.

Mr. Lewis has also agreed not to (a) accept employment or perform services on behalf of himself or any individual or entity that directly competes with us for a period of three months after termination, or (b) accept employment as a senior executive officer or perform services that are similar to the services he performed for us on behalf of himself or any individual or entity that directly competes with us for a period of 12 months after termination. Except if we terminate Mr. Lewis for cause (as defined in the agreement), these restrictions are only enforceable to the extent we tender to Mr. Lewis payment at a rate equal to Mr. Lewis’s final base salary. Payment of the severance benefits described above would discharge this payment obligation. If severance benefits are not required to be paid, then we can tender this supplemental consideration at any point in the 12-month period immediately following termination.

David M. Metzger

We entered into an employment agreement with Mr. Metzger on March 1, 2010. On January 7, 2016, Mr. Metzger’s employment agreement was terminated and replaced with a separation and transition agreement (the “Separation Agreement”) described below.

Mr. Metzger’s employment agreement provided for an initial term through March 1, 2013, but was automatically renewed for one year periods on each anniversary date of the agreement until it was terminated and replaced by the Separation Agreement. Pursuant to his employment agreement, Mr. Metzger was entitled to an annual base salary, which was reviewed annually, and is eligible to receive an annual performance-based bonus. Mr. Metzger’s base salary under his employment agreement in 2015 was $575,000. Mr. Metzger’s employment agreement provided for certain benefits in the event he was terminated (i) by us other than for cause, death, or disability (each as defined in the agreement), or (ii) by Mr. Metzger for good reason (as defined in the employment agreement).

Pursuant to the Separation Agreement, Mr. Metzger will serve as Co-Chief Financial Officer until March 31, 2016 (the “Separation Date”), at which time his employment with the Company shall terminate. Pursuant to the Separation Agreement, subject to signing the second release described below, Mr. Metzger will receive a lump sum payment of one year’s base salary as well as certain benefits for 12 months thereafter and his unvested restricted stock units will vest. The Separation Agreement provides that Mr. Metzger is eligible for tax adjustment “gross-up” payments in the event that Mr. Metzger becomes entitled to any amount that is determined to be subject to a tax penalty.

Under the Separation Agreement, Mr. Metzger released the Company from any and all claims arising out of or related to his employment with the Company. The separation benefits described above are contingent upon Mr. Metzger’s signing a second release on or about the Separation Date.

Under the Separation Agreement, Mr. Metzger agreed that, for a period of 12 months following the Separation Date, he will not (a) solicit or recruit or attempt to solicit or recruit any person employed by the Company to end their employment with the Company or to provide services to Mr. Metzger or any other business, organization, program, or activity, (b) solicit any RE/MAX master franchisee, franchisee, sales associate, vendor, approved supplier, or marketing partner to cease doing business with the Company or to otherwise do business with Mr. Metzger or any entity that directly competes with the Company, (c) advise or consult with any RE/MAX master franchisee or franchisee for the benefit of such master franchisee or franchisee in any way that is adverse to the Company, or (d) accept employment with or perform services on behalf of any individual or entity that directly competes with the Company.

Vincent J. Tracey

On May 4, 2015, the Company entered into a Retirement Agreement with Mr. Tracey (the “Retirement Agreement.”) Pursuant to the Retirement Agreement, Mr. Tracey served as President Emeritus from May 4, 2015 through August 19, 2015 (the “Retirement Date”).  Pursuant to the Retirement Agreement, Mr. Tracey continued to receive his then-current annual base salary of $503,000 during the period he served as President Emeritus. Following the Retirement Date, he became entitled to receive one additional year of his base salary, to be paid over a two-year period beginning on September 1, 2015, and a special bonus of $10,000 and his unvested restricted stock units vested shortly after the Retirement Date.

Pursuant to the Retirement Agreement, Mr. Tracey released the Company from any and all claims arising out of or related to his employment with the Company. Further, Mr. Tracey agreed that, for a period of 24 months following the Retirement Date, he will not (a) solicit or recruit or attempt to solicit or recruit any person employed by the Company to end their employment with the Company or to provide services to Mr. Tracey or any other business, organization, program, or activity, (b) solicit any RE/MAX master franchisee, franchisee, sales associate, vendor, approved supplier, or marketing partner to cease doing business with the Company or to otherwise do business with Mr. Tracey or any entity that directly competes with the Company, or (c) advise or consult with any RE/MAX master franchisee or franchisee for the benefit of such master franchisee or franchisee in any way that is adverse to the Company. Further, Mr. Tracey agreed that, for a period of 28 months following the effective date of the Retirement Agreement, he will not accept employment with or perform services on behalf of any individual or entity that directly competes with the Company.

Equity Grants

In March 2015, we granted restricted stock units to certain employees, including our named executive officers. Additionally, we granted shares to a named executive officer in June 2015. The table below shows these grants. The unvested restricted stock units are scheduled to vest in thirds on April 1, 2016, 2017, and 2018, except that Mr. Metzger’s restricted stock units may vest earlier, pursuant to the Separation Agreement and second release described above.

		Unvested
	Vested	Restricted
Name	Shares	Stock Units
David L. Liniger	—	—
Geoffrey D. Lewis	2,941	7,705
David M. Metzger	—	8,321
Vincent J. Tracey	—	—

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding equity awards held by our named executive officers as of the end of fiscal year 2015.

	Option Awards				Stock Awards
Number of
	Securities				Number of		Market Value
	Underlying				Shares or		of Shares or
	Unexercised	Option			Units of Stock		Units of Stock
	Options	Exercise Price	Option		That Have Not		That Have Not
Name	Exercisable	($)	Expiration Date		Vested (#)		Vested ($)(1)
David L. Liniger	—	—	—		—		—
Geoffrey D. Lewis	—	—	—		9,978	(2)	372,179
David M. Metzger	28,057	3.60	6/29/2016	(3)	12,109	(4)	451,666
Vincent J. Tracey	—	—	—		—		—

(1)

Value is calculated by multiplying the number of unvested restricted stock units by $37.30, which was the closing market price of our Class A common stock on December 31, 2015, the last day of the fiscal year.

(2)

Represents unvested restricted stock units that are scheduled to vest as follows: (i) 2,273 vest on December 1, 2016 and (ii) 7,705 vest over a three-year period, with one third vesting on April 1, 2016, one third on April 1, 2017, and one third on April 1, 2018.

(3)	Pursuant to the Separation Agreement, Mr. Metzger’s employment with the Company will end on March 31, 2016 and his options will expire 90 days thereafter.
(4)

Represents unvested restricted stock units that are scheduled to vest following Mr. Metzger’s anticipated separation from the Company on March 31, 2016, subject to the terms of the Separation Agreement.

Employee Benefit and Stock Plans

2013 Omnibus Incentive Plan

Prior to our IPO, our Board of Directors adopted the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan (the “2013 Omnibus Incentive Plan”). The 2013 Omnibus Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and any parent and subsidiary employees, and for the grant shares of our Class A common stock, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards (including annual cash incentives and long-term cash incentives), and any combination thereof to our employees, directors, and consultants and to employees, directors, and consultants of any affiliated entity, including RMCO.

Share Reserve

We reserved for issuance under the 2013 Omnibus Incentive Plan shares of our Class A common stock equal to 2,365,793. This number included 787,500 shares of our Class A common stock for issuance under the 2013 Omnibus Incentive Plan upon the exercise of vested stock options that we granted in substitution of options that were granted by RMCO prior to our IPO. The 2013 Omnibus Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first business day of each fiscal year, beginning with our fiscal year following the year of our IPO, equal to one percent of the number of shares of our common stock outstanding on the last day of our immediately preceding fiscal year, on a fully diluted basis; or a lower number of shares determined by the plan’s administrators. After giving effect to all outstanding awards, there were 2,151,182 shares available for issuance under the 2013 Omnibus Incentive Plan, as of March 7, 2016. In addition, there were 28,057 shares that are available only for issuance pursuant to the substitute options described above.

Administration

The Compensation Committee of the Board of Directors administers the 2013 Omnibus Incentive Plan and is referred to as the “administrator.” In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, to the extent required to so qualify, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine and interpret the terms and conditions of the awards, including the employees, directors and consultants who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards and the form of consideration payable upon exercise. The administrator also has the authority to reduce the exercise prices of outstanding stock options and the base appreciation amount of any stock appreciation right if the exercise price or base appreciation amount exceeds the fair market value of the underlying shares, and to cancel such options and stock appreciation rights in exchange for new awards, in each case without stockholder approval.

Stock Options

The 2013 Omnibus Incentive Plan allows for the grant of incentive stock options that qualify under Section 422 of the Code only to our employees and employees of any parent or subsidiary of ours. Non-qualified stock options may be granted to our employees and directors and those of any affiliate of ours, including RMCO. The exercise price of all options granted under the 2013 Omnibus Incentive Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term must not exceed five years, and the exercise price must equal at least 110% of the fair market value on the grant date. Not more than 1,500,000 shares may be issued pursuant to incentive stock options under the 2013 Omnibus Incentive Plan.

After the continuous service of an employee or director terminates, he or she may exercise his or her option, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights

The 2013 Omnibus Incentive Plan allows for the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The administrator will determine the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the base appreciation amount used to determine the cash or shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. After the continuous service of an employee or director terminates, he or she may exercise his or her stock appreciation right, to the extent vested, only to the extent provided in the stock appreciation right agreement.

Restricted Stock Awards

The 2013 Omnibus Incentive Plan allows for the grant of restricted stock. Restricted stock awards are shares of our Class A common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee or director. The administrator may impose whatever conditions on vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units

The 2013 Omnibus Incentive Plan allows for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, or restrictions and conditions to payment that it determines to be appropriate. The administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash, with shares of our common stock or other securities, or a combination thereof.

Other Awards

The 2013 Omnibus Incentive Plan also allows for the grant of shares of our Class A common stock that may or may not be subject to restrictions and cash incentive awards based on terms determined in the discretion of the 2013 Omnibus Incentive Plan administrator. We anticipate granting our annual cash incentive awards to our executive officers under the 2013 Omnibus Incentive Plan. Prior to the first stockholder meeting at which directors are to be elected to our Board of Directors that occurs after the close of the third calendar year following the calendar year in which our IPO occurred, the maximum aggregate amount of cash that may be issued pursuant to awards under the plan, including annual cash incentive awards, to employees who would otherwise be covered by Section 162(m) of the Code is $40,000,000. Section 162(m) generally applies to a public company’s chief executive officer and its three other most highly compensated executive officers, other than its chief financial officer.

Terms of Awards and Performance Goals

The 2013 Omnibus Incentive Plan administrator determines the provisions, terms, and conditions of each award including vesting schedules, forfeiture provisions, form of payment (cash, shares, or other consideration) upon settlement of the award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the administrator for any awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, will be one of, or combination of, the following: net earnings or net income (before or after taxes); agent count; franchise sales; earnings per share; revenue or sales (including net sales or revenue growth); net operating profit; return measures (including return on assets, net assets, capital, invested capital, equity, sales, or revenue); cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); earnings before or after taxes, interest, depreciation, and/or amortization; gross or operating margins; productivity ratios; share price (including growth measures and total stockholder return); expense targets; margins; operating efficiency; market share; working capital targets and change in working capital; economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital); or net operating income. The performance criteria established by the administrator for any awards not intended to be performance-based compensation may be based on any one of, or combination of, the foregoing or any other performance criteria established by the administrator. The performance criteria may be applicable to RE/MAX Holdings, affiliates and/or any individual business units of RE/MAX Holdings, or any affiliate and may be measured annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the administrator.

Transferability of Awards

The 2013 Omnibus Incentive Plan allows for the transfer of awards under the 2013 Omnibus Incentive Plan only (i) by will, (ii) by the laws of descent and distribution, and (iii) for awards other than incentive stock options, to the extent authorized by the administrator. Only the recipient of an incentive stock option may exercise such award during his or her lifetime.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent enlargement of the benefits or potential benefits available under the 2013 Omnibus Incentive Plan, the administrator will make adjustments to one or more of the number of shares that are covered by outstanding awards, the exercise or purchase price of outstanding awards, the numerical share limits contained in the 2013 Omnibus Incentive Plan, and any other terms that the administrator determines require adjustment. In the event of our complete liquidation or dissolution, all outstanding awards will terminate immediately upon the consummation of such transaction.

Corporate Transactions and Changes in Control

The 2013 Omnibus Incentive Plan provides that in the event of certain corporate transactions, as such terms are defined in the 2013 Omnibus Incentive Plan, the portion of each outstanding award that is neither continued by us or assumed by the successor entity or its parent will automatically terminate. In connection with a corporate transaction, the administrator has the authority to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested awards under the 2013 Omnibus Incentive Plan and the release from restrictions on transfer or forfeiture rights of such awards on such terms and conditions as the administrator may specify. In addition, any incentive stock option, as defined in the 2013 Omnibus Incentive Plan, accelerated in connection with a corporate transaction or change in control, will remain exercisable as an incentive stock option to the extent the dollar limitation under the Code is not exceeded, with any excess becoming a nonqualified stock option.

Plan Amendments and Termination

The 2013 Omnibus Incentive Plan will automatically terminate ten years following the date it became effective, unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, suspend, or terminate the 2013 Omnibus Incentive Plan provided such action does not impair the rights under any outstanding award.

Substitution of RMCO Unit Options

Prior to our IPO, RMCO had issued to its employees options to purchase common units of RMCO. In connection with our IPO, we issued stock options to holders of outstanding common unit options in substitution of the RMCO common unit options that were outstanding as of the date of the IPO. The outstanding RMCO common unit options were canceled. The total spread (the excess of the aggregate fair market value of the stock subject to the option over the aggregate option exercise price) of the stock option after substitution did not exceed the total spread of the common unit option that existed immediately prior to the substitution. On a share by share comparison, the ratio of the stock option exercise price to the fair market value of the shares subject to the stock option immediately after the substitution was not greater than the ratio of the common unit option exercise price to the fair market value of the common units subject to the option that existed immediately prior to the substitution. The substitution option contained all of the terms of the common unit option, except to the extent such terms were rendered inoperative by corporate transactions. The substituted stock options did not provide the option holder with any additional benefits that the option holder did not have with respect to the common unit options.

401(k) Plan

RE/MAX, LLC maintains a tax-qualified 401(k) retirement savings plan for participants who satisfy certain eligibility requirements, including a minimum hours of service requirement. The 401(k) plan participants, including certain of our named executive officers, may elect to defer up to 60% of their eligible regular compensation and bonuses, subject to applicable annual limits set pursuant to the Code. RE/MAX, LLC may make discretionary matching and profit sharing contributions on behalf of plan participants. Plan participants may elect to invest their contributions in various established funds. All amounts contributed to the plan and earnings on these contributions are fully vested at all times.

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for determining executive compensation. The table below illustrates the compensation structure for non-employee directors in 2015. Directors who are also employees receive no additional compensation for their services as directors.

Annual
Amount
Element	($)
Retainer (cash)	60,000
Equity Grant (restricted stock units that vest after approximately one year)	50,000
Additional Retainer for Lead Director (cash)	20,000
Additional Retainer for Audit Committee Chair (cash)	25,000
Additional Retainer for Audit Committee Member (cash)	12,500
Additional Retainer for Compensation Committee Chair (cash)	15,000
Additional Retainer for Compensation Committee Member (cash)	5,000
Additional Retainer for Nominating and Corporate Governance Committee Chair (cash)	10,000
Additional Retainer for Nominating and Corporate Governance Committee Member (cash)	5,000

The following table shows director compensation for fiscal year 2015.

	Fees Earned or	Stock
	Paid in Cash	Awards
Name	($)	($)	Total ($)
Gilbert L. (Chip) Baird III (1)	16,250	—	16,250
Richard O. Covey	95,000	50,005	145,005
Kathleen J. Cunningham	90,000	50,005	140,005
Roger J. Dow	72,500	50,005	122,505
David L. Ferguson (1)	16,250	—	16,250
Ronald E. Harrison	77,500	50,005	127,505
Daryl L. Jesperson	70,000	50,005	120,005
David L. Liniger (2)	—	—	—
Gail A. Liniger (2)	—	—	—
Daniel J. Predovich	65,000	50,005	115,005
Christine M. Riordan	72,500	50,005	122,505

(1)	Messrs. Baird and Ferguson resigned from the Company’s Board on March 11, 2015.
(2)	Since our IPO in 2013, Mr. and Ms. Liniger have not received compensation for their service as officers or directors.

All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our Board of Directors.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock by (i) each of our directors, (ii) each of our named executive officers, (iii) our directors and executive officers as a group, and (iv) each person known to us to beneficially own more than 5% of our voting securities. For our directors and officers, the information is as of March 7, 2016, unless otherwise noted. For stockholders who own more than 5% of our Class A common stock, the information is as of the most recent form 13G filed by each such stockholder with the SEC. Unless otherwise noted, the address of each stockholder is c/o RE/MAX Holdings, 5075 S. Syracuse St., Denver, CO 80237.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options or conversion rights held by the respective person or group that may be exercised or converted within 60 days after March 7, 2016. For purposes of calculating each person or group’s percentage ownership, stock options exercisable within 60 days after March 7, 2016 are considered outstanding for such person or group but not for other persons or groups.

Pursuant to RMCO’s Fourth Amended and Restated Operating Agreement, common units in RMCO are redeemable at the unitholders’ election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions and adjustments for stock splits, stock dividends and reclassifications) or a cash payment equal to the market price of one share of our Class A common stock for each common unit redeemed. Beneficial ownership of common units reflected in the following table is not reflected as beneficial ownership of shares of our Class A common stock for which such units may be redeemed.

	Class A		RMCO Common Units		Class B (1)		Combined Voting Power of Class A and Class B
Directors and Named Executive Officers	Number	Percentage	Number	Percentage	Number	Percentage	Percentage
David L. Liniger (2)	—	*	12,559,600	41.67%	1	100.00%	58.82%
Gail A. Liniger (2)	—	*	12,559,600	41.67%	1	100.00%	58.82%
Geoffrey D. Lewis (3)	7,313	*	—	*	—	*	*
David M. Metzger (4)	44,214	*	—	*	—	*	*
Richard O. Covey (5)	6,814	*	—	*	—	*	*
Kathleen J. Cunningham (5)	11,314	*	—	*	—	*	*
Joseph A. DeSplinter	—	*	—	*	—	*	*
Roger J. Dow (5)	8,814	*	—	*	—	*	*
Ronald E. Harrison (5)	9,814	*	—	*	—	*	*
Daryl L. Jesperson (5)	7,514	*	—	*	—	*	*
Dan J. Predovich (5)	2,171	*	—	*	—	*	*
Christine M. Riordan (5)	1,541	*	—	*	—	*	*
Teresa M. Van De Bogart	—	*	—	*	—	*	*
Vincent J. Tracey (6)	13,353	*	—	*	—	*	*
Directors and executive officers as a group (15 persons) (7)	103,475	*	12,559,600	41.67%	1	100.00%	59.06%
5% Stockholders
RIHI (8)	—	*	12,559,600	41.67%	1	100.00%	58.82%
T. Rowe Price Associates, Inc. (9)	2,112,651	12.01%	—	*	—	*	4.95%
Putnam Investments, LLC (10)	1,704,054	9.69%	—	*	—	*	3.99%
Burgundy Asset Management Ltd. (11)	1,655,281	9.41%	—	*	—	*	3.88%
Van Berkom & Associates Inc. (12)	1,359,244	7.73%	—	*	—	*	3.18%
BlackRock, Inc. (13)	862,080	4.90%	—	*	—	*	2.02%
JP Morgan Chase & Co. (14)	678,891	3.86%	—	*	—	*	1.59%

* Less than 1%

(1)

Holders of Class B common stock are entitled to, without regard to the number of shares of Class B common stock held, a number of votes on matters presented to stockholders of RE/MAX Holdings that is equal to two times the aggregate number of common units of RMCO that such stockholder holds.

(2)

Includes common units in RMCO held by RIHI which may be redeemed at RIHI’s election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends and reclassifications) or cash. Mr. and Mrs. Liniger have dispositive, voting, and investment control over such common units in RMCO.

(3)	Includes 2,568 unvested restricted stock units which are scheduled to vest within 60 days.
(4)	Includes 28,057 shares issuable upon exercise of options which are currently vested and 12,109 unvested restricted stock units which are scheduled to vest within 60 days.
(5)	Includes 1,541 unvested restricted stock units which are scheduled to vest within 60 days.
(6)

Information for Mr. Tracey is as of August 19, 2015, the date his employment with the Company ended.  Includes 7,576 restricted stock units which vested shortly after Mr. Tracey’s employment ended pursuant to the Retirement Agreement described above.

(7)	Total does not include shares held by Mr. Tracey because he is no longer an executive officer.
(8)

Includes common units in RMCO which may be redeemed at RIHI’s election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends, and reclassifications) or cash. RIHI is majority owned and controlled by David Liniger, our Chief Executive Officer, Chairman, and Co-Founder and Gail Liniger, our Vice Chair and Co-Founder. As such, Mr. and Mrs. Liniger have dispositive, voting, and investment control over the common units held by RIHI. Vincent Tracey, our former president, and Daryl Jesperson, a director, hold minority ownership interests in RIHI.

(9)

Based solely on a Schedule 13G/A jointly filed on February 11, 2016 by T. Rowe Price Associates, Inc. (“TRP”) and T. Rowe Price New Horizons Fund, Inc. (“NHF”). TRP reported sole voting power with respect to 384,851 shares and sole dispositive power with respect to 2,112,651 shares. NHF reported sole voting power with respect to 917,100. TRP denies beneficial ownership of the securities reported on the Schedule 13G/A. In such filing, the address for TRP and NHF is 100 E. Pratt Street, Baltimore, MD 21202.

(10)

Based solely on a Schedule 13G/A jointly filed on February 16, 2016 by Putnam Investments, LLC, d/b/a Putnam Investments (“PI”) on behalf of itself and Putnam Investment Management, LLC (“PIM”), and The Putnam Advisory Company, LLC (“PAC”). PI is the parent company of PIM and PAC, both of which are registered investment advisers. PI reported sole voting power with respect to 355,869 shares and sole dispositive power with respect to 1,704,054 shares. PIM reported sole voting power with respect to 24,057 shares and sole dispositive power with respect to 1,372,242 shares. PAC reported sole voting power with respect to 331,812 shares and sole dispositive power with respect to 331,812 shares. PI states that it does not have any power to vote or dispose of, or direct the voting or disposition of, any of the securities covered by the Schedule 13G. In the filing, the address for each of for each of PI, PIM and PAC is One Post Office Square, Boston, MA 02109.

(11)

Based solely on a Schedule 13G/A filed on February 11, 2016 by Burgundy Asset Management Ltd. (“Burgundy”). Burgundy reported sole voting power with respect to 1,092,016 shares and sole dispositive power with respect to 1,655,281 shares. In such filing, Burgundy lists its address as 181 Bay St., Suite 4510, Toronto, Ontario M5J 2T3, Canada.

(12)

Based solely on a Schedule 13G filed by Van Berkom & Associates Inc. (“VB”) on February 5, 2016. VB reported sole voting and sole dispositive power with respect to all shares reported. In such filing, VB lists its address as 1130 Sherbrooke Street West, Suite 1005, Montreal, Quebec H3A 2M8, Canada. VB disclaims beneficial ownership of the shares reported, except to the extent of its pecuniary interest therein.

(13)

Based solely on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on January 27, 2016. BlackRock reported sole voting power with respect to 827,052 shares and sole dispositive power with respect to 862,080 shares. In such filing, BlackRock lists its address as 55 East 52nd Street, New York, NY 10055.

(14)

Based solely on a Schedule 13G/A filed on December 7, 2015 by JPMorgan Chase & Co. (“JPM”). JPM reported sole voting power with respect to 566,577 shares, shared voting power with respect to 62 shares, sole dispositive power with respect to 677,391 shares and shared dispositive power with respect to 1,500 shares. In such filing, JPM lists its address as 270 Park Ave., New York, NY 10017.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who beneficially own more than 10% of the Company’s common stock, to file reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. We assist our directors and officers with their Section 16(a) filings. Based solely on a review of reports filed with the SEC and written representations from directors and executive officers, we believe that all required reports under Section 16(a) were timely filed during 2015.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below the transactions and series of similar transactions, during 2015, to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, executive officers, holders of more than 5% of our capital stock (which we refer to as 5% stockholders), or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the section titled “—Executive Compensation.”

Registration Rights Agreement

We entered into a registration rights agreement with RIHI in connection with our IPO. The registration rights agreement provides RIHI certain registration rights whereby, at any time following our IPO and the expiration of any related lock-up period, it can require us to register, under the Securities Act of 1933, shares owned by it and not sold in our IPO. The registration rights agreement also provides for piggyback registration rights for all stockholders that are parties to the agreement.

Tax Receivable Agreements

In connection with our IPO, we entered into certain transactions which are expected to have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities as a result of increasing our share of tax basis in RMCO’s tangible and intangible assets. In connection with these transactions, we entered into a separate tax receivable agreement with each of RMCO’s historical owners, including RIHI. These agreements provide for the payment by us to the counterparties to the agreements of 85% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realize, or in some circumstances are deemed to realize, as a result of an expected increase in our share of tax basis in RMCO’s tangible and intangible assets, including increases attributable to payments made under the tax receivable agreements, and deductions attributable to imputed and actual interest that accrues in respect of such payments. These tax benefit payments are not conditioned upon one or more of the historical owners maintaining a continued ownership interest in either RMCO or RE/MAX Holdings. We expect to benefit from the remaining 15% of cash savings, if any, that we may actually realize. The substantive provisions of the separate tax receivable agreements that we entered into with each of RMCO’s historical owners are substantially identical.

For purposes of the tax receivable agreements, cash savings in income and franchise tax are computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in our share of tax basis in RMCO’s tangible and intangible assets and had the tax receivable agreements not been entered into. The tax receivable agreements generally apply to each of our taxable years and began with the first taxable year ending after the consummation of the IPO. There is no maximum term for the tax receivable agreements; however, the tax receivable agreements may be terminated by us pursuant to an early termination procedure that requires us to pay the counterparties an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement.

Although the actual timing and amount of any payments that may be made under the tax receivable agreements will vary depending upon a number of facts and circumstances that are beyond our control (including the timing and amount of any redemption of common units by RIHI, the trading price of our shares of Class A common stock at the time of any such redemptions, and the amount and timing of our taxable income and the applicable tax rate), we expect that the payments that we may be required to make to the counterparties could be substantial. Any payments made by us to the counterparties to the tax receivable agreements will generally reduce the amount of overall cash flow that might have otherwise been available to us or to RMCO and, to the extent that we are unable to make payments under the tax receivable agreements for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us.

The tax receivable agreements provide that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, or that if, at any time, we elect an early termination of the tax receivable agreements, then our obligations, or our successor’s obligations, under the tax receivable agreements would be based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the tax receivable agreements.

As a result, (i) we could be required to make cash payments to the counterparties that are greater than the specified percentage of the actual benefits we ultimately realize, and (ii) if we elect to terminate the tax receivable agreements early, we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the tax receivable agreements, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits.

The tax receivable agreements provide that we may, at our option, make one or more estimated payments to the counterparties in respect of any anticipated payments required under the tax receivable agreements. Any estimated payments made under the terms of the tax receivable agreements are subject to adjustment pending a final determination of the actual payments required under the tax receivable agreements.

We will also not be reimbursed for any cash payments previously made to the counterparties to the tax receivable agreements if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a counterparty will be netted against any future cash payments that we might otherwise be required to make under the terms of the tax receivable agreements. However, we might not determine that we have effectively made an excess cash payment to the counterparties for a number of years following the initial time of such payment. As a result, it is possible that we could make cash payments under the tax receivable agreements that are substantially greater than our actual cash tax savings. Although we are not currently aware of any reason why any tax basis increases or other tax benefits would be challenged by a taxing authority, if we determine that any tax basis increases or other tax benefits may be subjected to a reasonable challenge or are being challenged by a taxing authority, we may withhold some or all of the payments otherwise due to the counterparties under the tax receivable agreements in an interest-bearing escrow account until such a challenge is no longer possible or is otherwise resolved.

We will have full responsibility for, and sole discretion over, all RE/MAX Holdings tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation rights held by the counterparties.

Payments are generally due under the tax receivable agreements within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the tax receivable agreements will continue to accrue interest at LIBOR plus 300 basis points until such payments are made, including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.

We entered into the tax receivable agreements on October 7, 2013. We did not make any payments pursuant to the tax receivable agreements during 2015. During the first quarter of 2016, we made a payment under the tax receivable agreement with RIHI of approximately $1.3 million.

RMCO Operating Agreement

In connection with our IPO, RE/MAX Holdings, RIHI and RMCO entered into RMCO’s fourth amended and restated limited liability company agreement (the “RMCO Agreement”).

Appointment as Manager. Under the restated RMCO Agreement, we are a member and the sole manager of RMCO. As the sole manager, we control all of the day-to-day business affairs and decision-making of RMCO without the approval of any other member. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of RMCO and the day-to-day management of RMCO’s business. Pursuant to the terms of the RMCO Agreement, we also cannot, under any circumstances, be removed as the sole manager of RMCO. Except as necessary to avoid being classified as an investment company or with the approval of RIHI, as long as we are the sole manager of RMCO, our business is limited to owning and dealing with our common units of RMCO, managing the business of RMCO, and fulfilling our obligations under the Exchange Act, and activities incidental to the foregoing.

Compensation. We are not entitled to compensation for our services as manager except as provided in the management services agreement described below under “—Management Services Agreement,” or as otherwise approved by a vote of the members holding a majority of the outstanding common units. We are entitled to reimbursement by RMCO pursuant to the management services agreement for our reasonable out-of-pocket expenses incurred on its behalf.

Distributions. The RMCO Agreement requires “tax distributions” to be made by RMCO to its members, as that term is defined in the agreement. Tax distributions will be made pro rata on a quarterly basis to each member of RMCO, including us, such that each member will receive a tax distribution that is proportionate to its percentage interest in RMCO (based on the number of common units in RMCO that it holds relative to the total number of outstanding common units of RMCO) and that is sufficient to satisfy its tax liability based on such member’s allocable share of the taxable income of RMCO and an assumed tax rate that will be determined by us. For this purpose, the taxable income of RMCO, and RE/MAX Holdings’ allocable share of such taxable income, shall be determined without regard to any current or future amortization deductions attributable to (i) tax basis adjustments that RE/MAX Holdings may receive under Section 743(b) of the Code and (ii) RE/MAX Holdings’ proportionate share of RMCO’s existing tax basis in previously acquired assets that result, in each case, from RE/MAX Holdings’ deemed or actual purchase of an equity interest in RMCO from our historical owners (as described above under “—Tax Receivable Agreements”). The assumed tax rate that we expect to use for purposes of determining tax distributions from RMCO to its members will approximate our reasonable estimate of the highest combined federal, state (based on the highest individual tax rate in the state of Colorado), and local tax rate that may potentially apply to any one of RMCO’s members, regardless of the actual final tax liability of any such member. Tax distributions will also be made only to the extent all distributions from RMCO for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The RMCO Agreement also allows for distributions to be made by RMCO to its members out of “distributable cash,” as that term is defined in the agreement. We expect that distributions out of distributable cash will be made pro rata on a quarterly basis to the extent necessary to enable RE/MAX Holdings to cover its operating expenses and other obligations, including any obligations that RE/MAX Holdings may have under the tax receivable agreements that it entered into with RMCO’s historical owners (as described above under “—Tax Receivable Agreements”), and to make anticipated dividend payments to the holders of its Class A common stock.

Transfer Restrictions. The RMCO Agreement generally restricts transfers of common units of RMCO, subject to limited exceptions. Any transferee of common units must assume, by operation of law or written agreement, all of the obligations of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of RMCO. Additionally, in the event that any common units of RMCO are validly transferred in accordance with the terms of the RMCO Agreement, the voting rights of the corresponding shares of Class B common stock to be transferred shall be reduced to one times the aggregate number of RMCO common units held by such transferee, unless the transferee is David Liniger.

Common Unit Redemption Right. The RMCO Agreement provides a redemption right to RIHI which entitles RIHI to have its common units of RMCO redeemed for our shares of Class A common stock on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends, and reclassifications), or at our option, a cash payment equal to the market price of one share of our common stock. If we decide to make a cash payment, RIHI has the option to rescind its redemption request within a specified time period. If we decide to make a cash payment and RIHI has not rescinded, we are obligated to sell to a third party a number of shares of our Class A common stock equal to the number of redeemed common units, so as to ensure that the number of common units in RMCO that we own will equal the number of our outstanding shares of Class A common stock. Upon the exercise of its redemption right, RIHI will surrender common units to RMCO for cancellation. Pursuant to our amended and restated certificate of incorporation, we will then contribute cash or shares of our Class A common stock to RMCO in exchange for an amount of newly issued common units in RMCO equal to the number of common units redeemed by RIHI. RMCO will then distribute the cash or shares of our Class A common stock to RIHI to complete the redemption. In connection with RIHI’s exercise of its redemption right, RE/MAX Holdings may also, in its sole discretion, elect to acquire RIHI’s common units in RMCO from RIHI. In the event of such an election, and as an alternative to RIHI engaging in a redemption transaction with RMCO, RE/MAX Holdings would instead directly acquire RIHI’s common units in RMCO on the same terms as if RIHI had engaged in a redemption transaction with RMCO as previously described above.

Issuance of Common Units Upon Exercise of Options or Issuance of Other Equity Compensation. Upon the exercise of options we have issued or the issuance of other types of equity compensation (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we have the right to acquire from RMCO a number of common units equal to the number of our shares of Class A common stock being issued in connection with the exercise of options or issuance of other types of equity compensation. We will contribute to RMCO the amount of any consideration we receive for the exercise of options or for shares issued pursuant to other types of equity compensation.

Dissolution. The RMCO Agreement provides that the unanimous consent of all members holding common units will be required to voluntarily dissolve RMCO. In addition to a voluntary dissolution, RMCO will be dissolved upon the entry of a decree of judicial dissolution in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up RMCO; (ii) second, to pay debts and liabilities owed to creditors of RMCO; and (iii) third, to the members pro rata in accordance with their respective percentage ownership interests in RMCO (as determined based on the number of common units held by a member relative to the aggregate number of all outstanding common units).

Confidentiality. Each member agrees to maintain the confidentiality of RMCO’s intellectual property and other confidential information.

Indemnification. The RMCO Agreement provides for indemnification of the manager, members and officers of RMCO and their respective subsidiaries or affiliates.

Management Services Agreement

In connection with our IPO, we entered into a management services agreement with RMCO pursuant to which we provide certain management services to RMCO. In exchange for the services we provide, RMCO reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. RMCO also provides administrative and support services to us, such as office facilities, equipment, supplies, payroll, and accounting and financial reporting. The management services agreement also provides that our employees may participate in RMCO’s benefit plans, and that RMCO employees may participate in our 2013 Omnibus Incentive Plan. RMCO will indemnify us for any losses arising from our performance under the management services agreement, except that we will indemnify RMCO for any losses caused by our willful misconduct or gross negligence.

Sanctuary Golf Course

Sanctuary, Inc. (“Sanctuary”) is a company owned by Dave and Gail Liniger that owns and manages Sanctuary, a private golf course located near Denver, Colorado. We pay Sanctuary for corporate meetings, events, and catering services. During 2015 the Company paid Sanctuary approximately $120,000.

Executive Compensation, Employment Arrangements, Retirement Agreement, and Separation Agreement

Please see “—Executive Compensation” for information on compensation arrangements with our executive officers, agreements with our executive officers containing compensation and termination provisions, among others, the Retirement Agreement with our former President and the Separation Agreement with one of our Co-Chief Financial Officers.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with certain of our directors and executive officers, and purchased directors’ and officers’ liability insurance. The indemnification agreements and our amended and restated certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Referral Fee

During 2015, a real estate broker who represented David Liniger, our Chief Executive Officer, Chairman, and Co-Founder and Gail Liniger, our Vice Chair and Co-Founder, in purchasing property paid one of the Company’s subsidiaries a referral fee of $123,750.

Policies and Procedures Regarding Related Party Transactions

We have adopted a written policy with respect to related party transactions. Under this policy, a “Related Party Transaction” is any financial transaction, arrangement or relationship (or series of similar transactions, arrangements, or relationships) in which we are or any of our subsidiaries is a participant and in which a Related Party has or will have a direct or indirect interest, other than any transactions, arrangements or relationships in which the aggregate amount involved will not or may not be expected to exceed $120,000 in any calendar year, subject to certain exceptions. A “Related Party” is any of our executive officers, directors or director nominees, any stockholder directly or indirectly beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, or any immediate family member of any of the foregoing persons.

Pursuant to our related party transaction policies and procedures, any Related Party Transaction must be reviewed by the Audit Committee. In connection with its review of a Related Party Transaction, the Audit Committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the Related Party Transaction. Management shall present to the Audit Committee the following information, to the extent relevant, with respect to actual or potential Related Party Transactions:

•	A general description of the transaction(s), including the material terms and conditions;
•	The name of the related party and the basis on which such person or entity is a related party;
•

The related party’s interest in the transaction(s), including the related party’s position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction(s);

•	The approximate dollar value of the transaction(s), and the approximate dollar value of the related party’s interest in the transaction(s) without regard to amount of profit or loss;

•	In the case of a lease or other transaction providing for periodic payments or installments, the aggregate amount of all periodic payments or installments expected to be made;
•	In the case of indebtedness, the aggregate amount of principal to be outstanding and the rate or amount of interest to be payable on such indebtedness; and
•	Any other material information regarding the transaction(s) or the related party’s interest in the transaction(s).

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR

Our Audit Committee has appointed KPMG as our independent auditor for the fiscal year ending December 31, 2016. Although stockholder ratification of the appointment of KPMG is not required by law, we are submitting the appointment to our stockholders for ratification as a matter of good corporate governance. The ratification of the appointment of KPMG requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment. Even if stockholders ratify the appointment of KPMG, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD: The Board of Directors recommends that you vote FOR the ratification of KPMG as our independent auditor for the fiscal year ending December 31, 2016.

KPMG Fees

The following table presents aggregate fees billed to the Company for services rendered by KPMG during the fiscal years ended December 31, 2015 and 2014.

	2015	2014
Audit fees (1)	$1,324,875	$1,406,669
Audit-related fees (2)	92,000	—
Tax fees (3)	718,697	1,439,929
All other fees (4)	20,344	—
Total	$2,155,916	$2,846,598

(1)

Audit fees include fees for the audit of our 2015 and 2014 consolidated financial statements, audits required by debt agreements, fees billed in the respective periods for professional consultations with respect to accounting issues, and issuance of consents required by statute or regulation and similar matters.

(2)	Audit-related fees include fees billed for services (other than tax services) performed in connection with a secondary offering of shares in the fourth quarter of 2015.
(3)

Tax fees include fees billed in the respective periods for tax compliance services and consultations regarding the tax implications of certain transactions, as shown in the table below.  Tax fees related to the tax receivable agreements consist of fees incurred due to ongoing maintenance requirements of the Company’s tax receivable agreements, which include preparing an advisory firm letter, reviewing the related tax basis and tax benefit schedules and the facts, assumptions, and methodologies used in calculating the payments due pursuant to the tax receivable agreements.

	2015	2014
Tax compliance fees	$506,305	$679,592
Tax consulting fees	62,901	120,532
Tax fees related to the tax receivable agreements	117,418	125,000
Tax fees incurred in connection with the Company's initial public offering and secondary offering	32,073	514,805
Total	$718,697	$1,439,929
(4)	All other fees include fees for due diligence related to the acquisition of the franchise rights in the New York region, which was completed in February 2016.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2015. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee makes the following report to the Board of Directors:

The Audit Committee consists of the following members of the Board: Kathleen Cunningham (Chair), Joseph DeSplinter Roger Dow, Ronald Harrison, and Christine Riordan. Each of the members is financially literate as defined under the applicable NYSE rules.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight responsibility of reviewing the financial information that will be provided to stockholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies, reviewing the integrity of the Company’s financial reporting process and the Company’s internal control structure that management and the Board have established, reviewing significant financial transactions, earnings press releases, and earnings guidance provided to analysts and rating agencies. Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

In fulfilling its responsibility of appointment, compensation, and oversight of the services performed by the Company’s independent registered public accounting firm, the Audit Committee regularly meets separately with the independent auditors and carefully reviews the responsibilities and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, overall audit strategy and timing, the significant risks identified by the independent registered public accounting firm, audit fees, auditor independence matters, and the extent to which the independent registered public accounting firm is retained to perform non-audit related services. To ensure that the appointment of the independent registered public accounting firm is in the best interests of the Company and its stockholders, the Audit Committee considers the independent auditor’s qualifications, independence and work quality, along with the impact of changing auditors. In 2015, the Company’s independent registered public accounting firm, in consultation with the Audit Committee, selected a new lead audit engagement partner in accordance with SEC partner rotation requirements.

The Audit Committee has established an auditor independence policy and reviews and approves this policy on an annual basis. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, unless pre-approval is waived pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the Audit Committee’s express approval. Pursuant to this policy, the Audit Committee has delegated authority to pre-approve services with fees up to $100,000 to the Audit Committee Chair, with such pre-approval subject to ratification by the Audit Committee at its next regularly scheduled meeting. In accordance with this policy, all services performed by KPMG have been pre-approved by the Audit Committee in 2015 and 2014.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2015 with the Company’s management and KPMG. The Audit Committee has also discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, as amended “Communications with Audit Committees,” as adopted by the PCAOB.

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company. The Audit Committee has also considered whether KPMG’s performance of non-audit services is compatible with maintaining KPMG’s independence and believes that the services provided by KPMG for the fiscal years 2015 and 2014 were compatible with, and did not impair, KPMG’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Audit Committee

Kathleen J. Cunningham (Chair)

Joseph A. DeSplinter

Roger J. Dow

Ronald E. Harrison

Christine M. Riordan

PROPOSAL 3: STOCKHOLDER PROPOSAL

Heartland Initiative, Inc., P.O. Box 369, Michigan City, IN, 46361, the beneficial owner of 124 shares of Company stock, proposes the following resolution to be voted on at the Annual Meeting if properly presented by or on behalf of its proponent.

WHEREAS, RE/MAX advertises and lists housing units offered for sale or lease in Israeli settlements in the territories occupied by Israel since 1967;

WHEREAS, the international community, including the United States, maintains that the transfer of part of an occupying power’s population into occupied territories and measures effecting their settlement in those territories are absolutely prohibited under international law;

WHEREAS, the international community, including the United States, maintains that occupying powers, including the State of Israel, do not possess the sovereign powers to create, modify or destroy property rights in territories they have occupied in the course of an international armed conflict;

WHEREAS, RE/MAX’s advertisement or listing in the United States of properties for sale or lease in Israeli settlements established in the territories occupied by Israel since 1967 is predicated on the purported validity of the creation, modification or destruction of property rights by Israel’s military or civilian authorities in those occupied territories;

WHEREAS, this Company practice aligns the Company’s activities with, and seeks to derive commercial benefit from, situations created by Israel’s transfer and settlement of parts of its population into those territories, notwithstanding the fact that the competent US authorities have declared those situations (i.e., the “Israeli settlements”) to be “illegitimate;”

WHEREAS, the Company appears to have no policy or procedure in place to detect and evaluate the consequences of this or other instances in which Company practice may be aligned to practices of countries that are contrary to principled US positions and commitments in conformity with international law;

RESOLVED:

Shareholders request that the Board form an ad hoc committee to reassess and report to shareholders on criteria, above and beyond legal compliance, for the Company’s practice of advertising and leasing properties in the Israeli settlements and any other locations in which substantial evidence exists that business practices support activities which contravene principled US positions and commitments.

SUPPORTING STATEMENT

In light of the global scope of RE/MAX’s real estate activities, we believe Company practices relating to the occupied territories are indicative of an overall weakness in the Company’s governance practices. While the Company may not itself be violating any statutory or international laws in doing business in the territories, we imagine that as a matter of social responsibility and reputation protection as well as respect for human rights, RE/MAX would not wish to maintain a standard of corporate practice that clearly falls short of the principled positions and commitments of the United States.

Please vote your proxy FOR these concerns.

RECOMMENDATION OF THE BOARD: The Board of Directors recommends that you vote AGAINST the above stockholder proposal.

Board of Directors’ Response

The Board of Directors appreciates the serious public debate regarding real estate dealings in the West Bank. As part of its role in overseeing the Company’s risk assessment and management practices, the Board of Directors regularly considers potential risks that may negatively impact the RE/MAX brand. As a franchisor, the Company gives its franchisees, including regional sub-franchisors such as RE/MAX Israel, autonomy in operating their businesses. The Company is not a real estate brokerage—all of the brokerages operating under the RE/MAX name are independently owned and operated. Any properties listed or advertised for sale or lease are listed by these independent franchisees and the Company is limited in its ability to control their actions.

The Board of Directors will continue to monitor risks to the business and the RE/MAX brand through its established risk assessment procedures. As a result, the Board believes that establishing a committee to assess and report to shareholders specifically on franchisees’ activities in the West Bank or other locations is unnecessary.

INFORMATION REGARDING STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2017 Annual Meeting of Stockholders (the “2017 Meeting”), pursuant to Exchange Act Rule 14a-8 must be delivered to the Corporate Secretary at our principal executive offices no later than November 24, 2016 in order to be included in our proxy materials for that meeting. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8.

Stockholder proposals submitted for consideration at the 2017 Meeting but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as directors, must be delivered to the Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days before the first anniversary of the date on which we first mailed these Proxy Materials. However, if the 2017 Meeting occurs more than 30 days before or after May 5, 2017, then, to be timely, proposals must be delivered by the later to occur of (i) the 90th day prior to the 2017 Meeting or (ii) the 10th day following the first public announcement of the date of the 2017 Meeting. Assuming the 2017 Meeting is held within 30 days before or after May 5, 2017, then stockholder proposals must be received no earlier than November 24, 2016 and no later than December 24, 2016. Stockholder proposals must include the specified information concerning the stockholder and the proposal or nominee as set forth in our bylaws.

RE/MAX HOLDINGS, INC C/O BROADRIDGE PO BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 01 David Liniger 02 Richard Covey 03 Daniel Predovich 04 Teresa Van De Bogart The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31,2016. The Board of Directors recommends you vote AGAINST the following proposal: 3. A stockholder proposal by Heartland Initiative, Inc. For Against Abstain For Against Abstain NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000276937_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, AR/10K are available at www.proxyvote.com RE/MAX HOLDINGS, INC. Annual Meeting of Stockholders May 5, 2016 3:00 PM This proxy is solicited by the Board of Directors This proxy is solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on May 5, 2016. The undersigned, revoking all prior proxies, hereby appoints Karri Callahan and Adam Scoville, and any of them, each with full power of substitution, as proxies to represent the undersigned and vote all shares of Class A or Class B Common Stock of RE/MAX Holdings, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Stockholders to be held on May 5, 2016 at the Denver Marriott Tech Center, located at 4900 South Syracuse Street, Denver, Colorado, 80237 at 3:00 p.m. (Mountain time) and at any adjournments or postponements thereof. When properly executed, this proxy will be voted as directed. If no direction is indicated, this proxy will be voted "FOR" each director nominee in Proposal 1, "FOR" Proposal 2 and "AGAINST" Proposal 3. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting. Continued and to be signed on reverse side 0000276937_2 R1.0.1.25